Exhibit 99.26

Guardian 8 Corporation Signs On Platinum Event Services, Inc.

Leading Dallas Area Security Provider to Offer Pro V2 Enhanced Non-Lethal Devices

SCOTTSDALE, AZ--(Marketwired - Jun 17, 2014) - Guardian 8 Corporation, the wholly owned operating subsidiary of Guardian 8 Holdings (OTCQB: GRDH), a leading provider of enhanced non-lethal (ENL) defense technologies, today announced that it has signed on Platinum Event Services, Inc. in Dallas, Tex., to add the Pro V2 device to its security offering.

Platinum is a prominent provider of security staffing, event and crowd management services, as well as sophisticated electronic video surveillance services, to Fortune 500 and regional companies, organizations, concert and entertainment venues, sporting events and commercial and government properties, throughout the U.S. Platinum provides services to some of the largest venues in the U.S., which include AT&T Stadium (formerly Cowboys Stadium), Texas Motor Speedway, State Fair of Texas, Houston's Minute Maid Park and The Sixth Floor (JFK) Museum. In addition, Platinum offers a sophisticated menu of security services, including consulting, security technology and security staff training. Platinum selected the ProV2 for its low-risk, layered defense response to incidents and enhanced incident reporting.

"The risk associated with our security officers carrying firearms is significant and insurance policies which cover private security companies like ours are very expensive," said Platinum President Joe Mata. "In order to keep our costs competitive and reduce risks, we decided to upgrade our protection profile with Guardian 8's enhanced non-lethal defense technology. I am proposing the Pro V2 to each and every client we have, as the Pro V2 significantly reduces our risks in protecting a client's property, and reduces our clients' risks as well, yet adds significant layers of protection." Mata added, "Until now, an unarmed security officer was only equipped with a night stick on his duty belt. With the Pro V2, our officers have instant communication to a supervisor and security command center, electronic documentation and recording of the incident, and the ability to defend themselves and deter an incident with a targeted OC stream."

"We are very pleased to add Platinum to our growing list of clientele," said Steve Cochennet, Guardian 8 President and CEO. "Professional security companies, particularly those working in high occupancy public venues, such as Platinum, provide vital protection services to hundreds of thousands of spectators every year and are one of the largest verticals in our business. We are excited to see adoption of the Pro V2 gaining momentum in this professional security space."

Guardian 8 will showcase the Pro V2 in Indianapolis, July 8-10, at NCS4.com.

About Guardian 8 Holdings

Guardian 8 Holdings, through its wholly owned operating subsidiary, Guardian 8 Corporation, is the developer and manufacturer of the G8 Pro V2, an enhanced non-lethal (ENL) response to threats that revolutionizes how companies keep workplaces safe and mitigate risk. The Pro V2 is a defensive device that provides any operator with non-lethal means to protect themselves and others, allowing time for law enforcement response, while initiating communication and incident recording. The Pro V2 is an intermediate option for response to aggressive subjects, developed as a solution for security professionals seeking a flexible tool with a layered defense approach. Guardian 8 was named one of "Ten Companies to Watch" in March 2014 by the Phoenix Business Journal and has won security industry accolades for its innovative technology. To learn more about the company and its personal protection product line, visit www.Guardian8.com. Follow Guardian 8 on LinkedIn, YouTube, Facebook and Twitter.

See the G8 Pro V2 at http://www.bizjournals.com/phoenix/video/pxNjM3ZzoY_9jVsv-M9Av-8GBfmx1I8A?autoplay=1#ooid=pxNjM3ZzoY_9jVsv-M9Av-8GBfmx1I8A

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Exchange Act of 1934, as amended. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be "forward-looking statements."

Such statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Such statements involve risks and uncertainties, including but not limited to: any implied or perceived benefits resulting from the engagement of Platinum; actual number of devices, if any, to be purchased by Platinum or its clients; Guardian 8's business prospects; actual interest in the Guardian 8 device; the ability of Guardian 8 to execute its business plan; benefits of the G8 Pro V2 device; any other effects resulting from the information disclosed above; risks and effects of legal and administrative proceedings and government regulation; future financial and operational results; competition; general economic conditions; and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Important factors that could cause actual results to differ materially from the forward-looking statements Guardian 8 makes in this press release include market conditions and those set forth in reports or documents it files from time to time with the SEC. Guardian 8 undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

© 2014 Guardian 8 Holdings, Inc. The information herein is subject to change without notice. Guardian 8 Holdings shall not be liable for technical or editorial errors or omissions contained herein.

Media Contact
Susan Krause
Guardian 8 Corporation
7432 E. Tierra Buena Lane, Suite 102
Scottsdale, AZ 85260
P: 480-620-0182
skrause@guardian8.com

Investor Relations
Casey Burt
IN2NE, Corp.
350 SE 8th Street
Pompano Beach, FL 33060
P: 561-929-2324
crburt2@gmail.com